Via Facsimile and U.S. Mail
Mail Stop 6010


August 11, 2005


Mr. Alan M. Wright
Senior Vice President Administrative and Financial Operations
      and Chief Financial Officer
Aastrom Biosciences, Inc.
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, MI  48106


Re:	Aastrom Biosciences, Inc.
	Form 10-K for the fiscal year ended June 30, 2004
	File No. 000-22025

Dear Mr. Wright:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Kevin Woody
								Branch Chief
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James L. Herbert
Neogen Corporation
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